Exhibit 10.66
EXTERRAN HOLDINGS, INC.
AWARD NOTICE
TIME-VESTED RESTRICTED STOCK
Exterran Holdings, Inc. (the “Company”) has granted to you (the “Participant”) shares of restricted stock under the Amended and Restated Exterran Holdings, Inc. 2007 Stock Incentive Plan (as amended, the “Plan”). All capitalized terms not expressly defined in this Award Notice but defined in the Plan shall have the same meaning ascribed to them in the Plan.
The material terms of your Award are as follows:
     1. Award. You have been granted shares of Company restricted stock (the “Award” or “Restricted Stock”) as provided above.
     2. Grant Date. The Grant Date of this Award is the “issue date” provided above.
     3. Vesting. Your Award is subject to a vesting schedule. A portion of your Award will automatically vest on each of the dates indicated in the vesting schedule above (each a “Vesting Date”). However, except as set forth in Sections 4 and 5 below, you must be employed by the Company or one of its Affiliates at all times from the Grant Date up to and including the applicable Vesting Date for that portion of the Award to vest.
     4. Termination of Employment. If your employment with the Company or an Affiliate terminates for any reason (other than as a result of death or Disability or as provided in Section 5 below), the unvested portion of your Award will be automatically forfeited on the date of such event unless the Committee directs otherwise. If your employment with the Company terminates as a result of your death or Disability, the unvested portion of your Award will immediately vest in full and all restrictions applicable to your Award will cease as of that date.
     5. Corporate Change. In the event a Corporate Change occurs, notwithstanding anything to the contrary in this Award Notice, this section will govern the vesting of your Award on and after the date the Corporate Change is consummated.
If a Corporate Change is consummated prior to the final Vesting Date of your Award, then:
(a)	the portion of your Award that would have vested on the Vesting Date immediately following the date the Corporate Change is consummated will automatically vest as of the date the Corporate Change is consummated; and

(b)	the remaining unvested portion of your Award, if any, will continue to be subject to the original vesting schedule and Vesting Dates;
provided, however, that if your employment with the Company or an Affiliate is terminated on or after the date a Corporate Change is consummated (i) by the Company without Cause, (ii) by you for Good Reason (as defined below) or (iii) as a result of your death or Disability, then the unvested portion of your Award as of such termination date will automatically vest in full and all restrictions applicable to your Award will cease as of the date of your termination of employment. If your employment is terminated by the Company with Cause or by you without Good Reason on or after the date the Corporate Change is consummated, then the unvested portion of your Award will be automatically forfeited on the date of your termination.
For purposes of this Award Notice, unless otherwise provided in a written agreement between the Company and you, “Good Reason” means the occurrence of any of the following without your express written consent:

(i)	A reduction of 10% or more of your base salary;

(ii)	Your being required to be based at any other office or location of employment more than 50 miles from your primary office or location of employment immediately prior to the Corporate Change; or

(iii)	The willful failure by the Company to pay you your compensation when due;
provided, however, unless otherwise provided in a written agreement between the Company and you, that Good Reason does not exist with respect to a matter unless you give the Company a notice of termination due to such matter within 20 days of the date such matter first exists. If you fail to give a notice of termination timely, you shall be deemed to have waived all rights you may have under this Award Notice with respect to such matter. The Company will have 30 days from the date of your notice of termination to cure the matter. If the Company cures the matter, your notice of termination shall be deemed rescinded. If the Company fails to cure the matter timely, your employment shall be deemed to have been terminated by the Company for Good Reason at the end of the 30-day cure period.
     6. Stockholder Rights. The Company will register the shares of Restricted Stock in your name. You will have the right to vote your shares of Restricted Stock and receive dividends, if any, with respect to your Restricted Stock, regardless of vesting; however, the Company will withhold delivery of your shares until they are vested.
     7. Non—Transferability. Prior to vesting, you cannot sell, transfer, pledge, exchange or otherwise dispose of your shares of Restricted Stock except in accordance with the Plan.
     8. No Right to Continued Employment. Nothing in this Award Notice guarantees your continued employment with the Company or its Affiliates or interferes in any way with the right of the Company or its Affiliates to terminate your employment at any time.
     9. Data Privacy. You consent to the collection, use, processing and transfer of your personal data as described in this paragraph. You understand that the Company and/or its Affiliates hold certain personal information about you (including your name, address and telephone number, date of birth, social security number, social insurance number, etc.) for the purpose of administering the Plan (“Data”). You also understand that the Company and/or its Affiliates will transfer this Data amongst themselves as necessary for the purpose of implementing, administering and managing your participation in the Plan, and that the Company and/or its Affiliates may also transfer this Data to any third parties assisting the Company in the implementation, administration and management of the Plan. You authorize them to receive, possess, use, retain and transfer the Data, in electronic or other form, for these purposes. You also understand that you may, at any time, review the Data, require any necessary changes to the Data or withdraw your consent in writing by contacting the Company. You further understand that withdrawing your consent may affect your ability to participate in the Plan.
     10. Withholding. Your Award is subject to applicable income, employment and/or social insurance or social security withholding obligations, and the Company and its Affiliates may, in their sole discretion, withhold a sufficient number of shares of Common Stock that are otherwise issuable to you pursuant to your Award to satisfy any such withholding obligations. If necessary, the Company also reserves the right to withhold from your regular earnings an amount sufficient to meet the withholding obligations.
     11. Plan Governs. This Award Notice is subject to the terms of the Plan, a copy of which is available at no charge through your Solium account or which will be provided to you upon request as indicated in Section 14. All the terms and conditions of the Plan, as may be amended from time to time, and any rules, guidelines and procedures which may from time to time be established pursuant to the Plan, are hereby incorporated into this Award Notice. In the event of a discrepancy between this Award Notice and the Plan, the Plan shall govern.

     12. Modifications. The Company may make any change to this Award Notice that is not adverse to your rights under this Award Notice or the Plan.
     13. Non-Solicitation/Confidentiality Agreement. The greatest assets of the Company and its Affiliates (“Exterran” in this Section 13) are its employees, directors, customers, and confidential information. In recognition of the increased risk of unfairly losing any of these assets, Exterran has adopted this Non-Solicitation/Confidentiality Agreement as set forth in this Section 13, the terms of which you accept and agree to by accepting the Award.
     a. In order to assist you with your employment-related duties, Exterran has provided and shall continue to provide you with access to confidential and proprietary operational information and other confidential information which is either information not known by actual or potential competitors and third parties or is proprietary information of Exterran (“Confidential Information”). Such Confidential Information shall include, without limitation, information regarding Exterran’s customers and suppliers, employees, business operations, product lines, services, pricing and pricing formulae, machines and inventions, research, knowhow, manufacturing and fabrication techniques, engineering and product design specifications, financial information, business plans and strategies, information derived from reports and computer systems, work in progress, marketing and sales programs and strategies, cost data, methods of doing business, ideas, materials or information prepared or performed for, by or on behalf of Exterran. You agree, during your employment and at all times thereafter, not to use, divulge, or furnish or to make accessible to any third party, company, or other entity or individual, without Exterran’s written consent, any Confidential Information of Exterran, except as required by your job-related duties to Exterran.
     b. You agree that whenever your employment with Exterran ends for any reason, (i) you shall return to Exterran all documents containing or referring to Exterran’s Confidential Information as may be in your possession and/or control, with no request being required; and (ii) you shall return all Exterran computer and computer-related equipment and software, and all Exterran property, files, records, documents, drawings, specifications, lists, equipments and other similar items relating to Exterran’s business coming into your possession and/or control during your employment, with no request being required.
     c. In connection with your acceptance of the Award under the Plan, and in exchange for the consideration provided hereunder, and in consideration of Exterran disclosing and providing access to Confidential Information, you agree that you will not, during your employment with, or service to Exterran, and for one year thereafter, directly or indirectly, for any reason, for your own account or on behalf of or together with any other person, entity or organization (i) call on or otherwise solicit any natural person who is employed by Exterran in any capacity with the purpose or intent of attracting that person from the employ of Exterran, or (ii) divert or attempt to divert from Exterran any business relating to the provision of natural gas compression equipment and related services or oil and natural gas production and processing equipment and related services without, in either case, the prior written consent of Exterran.
     d. You agree that (i) the terms of this Section 13 are reasonable and constitute an otherwise enforceable agreement to which the terms and provisions of this Section 13 are ancillary or a part of; (ii) the consideration provided by Exterran under this Section 13 is not illusory; (iii) the restrictions of this Section 13 are necessary and reasonable for the protection of the legitimate business interests and goodwill of Exterran; and (iv) the consideration given by Exterran under this Section 13, including without limitation, the provision by Exterran of Confidential Information to you, gives rise to Exterran’s interests in the covenants set forth in this Section 13.
     e. You and Exterran agree that it was both parties’ intention to enter into a valid and enforceable agreement. You agree that if any covenant contained in this Section 13 is found by a court of competent jurisdiction to contain limitations as to time, geographic area, or scope of activity that are not reasonable and impose a greater restraint than is necessary to protect the goodwill or other business interests of Exterran, then the court shall reform the covenant to the extent necessary to cause the limitations contained in the covenant as to time, geographic area, and scope of activity to be restrained to be reasonable and to impose a restraint that is not greater than necessary to protect the goodwill and other business interests of Exterran.
     f. In the event that Exterran determines that you have breached or attempted or threatened to breach any term of this Section 13, in addition to any other remedies at law or in equity Exterran may have available to it, it is agreed that Exterran shall be entitled, upon application to any court of proper jurisdiction, to a temporary restraining order or preliminary injunction (without necessity of (i) proving irreparable harm, (ii) establishing that monetary damages are inadequate, or (iii) posting any bond with respect thereto) against you prohibiting such breach or attempted or threatened breach by proving only the existence of such breach or attempted or threatened breach. You agree that the period during which the covenants contained in this Section 13 are in effect shall be computed by excluding from such computation any time during which you are in violation of any provision of this Section 13.
     g. You hereby acknowledge that the Award being granted to you under the Plan is an extraordinary item of compensation and is not part of, nor in lieu of, your ordinary wages for services you may render to Exterran.
     h. You understand that this agreement is independent of and does not affect the enforceability of any other restrictive covenants by which you have agreed to be bound in any other agreement with Exterran.
     i. Notwithstanding any other provision of this Award, the provisions of this Section 13 shall be governed, construed and enforced in accordance with the laws of the State of Texas, without giving effect to the conflict of law principles thereof. Any action or proceeding seeking to enforce any provision of this Section 13 shall be brought only in the courts of the State of Texas or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of Texas, and the parties consent to the jurisdiction of such courts in any such action or proceeding and waives any objection to venue laid therein.
     14. Additional Information. If you require additional information concerning your Award, contact the Company’s Stock Plan Administrator at 281.836.7000 or at mystock@exterran.com. You may also contact the Company’s third party recordkeeper, Solium, at 877.380.7793 (U.S. and Canada) or 403.515.3909.
     15. Participant Acceptance. If you agree with the terms and conditions of this Award, please indicate your acceptance in the Solium website (www.solium.com) by selecting “Accept.” To decline the Award, select “Disagree.” If within 90 days of the Grant Date you do not accept the Award, indicate in Solium that you disagree with the terms and conditions of this Award or provide written notice to the Company’s Stock Plan Administrator, as provided in Section 14, that you have chosen not to accept the Award, the Award will be deemed to be accepted.

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